Exhibit 5.1

OPINION AND CONSENT OF BRUNSON CHANDLER & JONES, PLLC

June 23, 2025

Clean Energy Technologies, Inc.

1340 Reynolds Ave., Unit 120

Irvine, California 92614

Re:	Clean Energy Technologies, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 under the Securities Act of 1933, file no. 333-275127 (the “Registration Statement”) filed by Clean Energy Technologies, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (as filed and as it may be subsequently amended, the “Registration Statement”). The Registration Statement relates to the registration of (i) up to $70,000,000 of the Company’s Securities (as defined below) to be issued from time-to-time by the Company in one or more offerings and in any combination of the Securities, and (ii) up to 90,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) that have been issued by the Company to the Selling Stockholder listed in the Registration Statement (the “Resale Shares”).

The prospectus (the “Prospectus”) that forms part of the Registration Statement provides that it will be supplemented by one or more prospectus supplements (each a “Prospectus Supplement”) in connection with the registration of Securities. As of the date hereof, the Prospectus will be supplemented by a Prospectus Supplement for the ATM Shares (as defined below) (the “ATM Shares Prospectus Supplement”).

The Registration Statement, including the Prospectus as supplemented from time-to-time by one or more Prospectus Supplements, covers the offering and issuance by the Company of:

(a)	shares of Common Stock;

(b)	warrants to purchase Common Stock (the “Warrants”); and

(c)	units comprised of any combination of Common Stock and Warrants (the “Units” and collectively with the Common Stock and the Warrants, the “Securities”).

The Securities may be issued and sold or delivered, from time-to-time on a delayed or continuous basis pursuant to the applicable provisions of Rule 415 under the Securities Act, in amounts, at prices, and on terms to be determined in light of market conditions at the time of sale, and as set forth in the Registration Statement, the Prospectus, and the applicable Prospectus Supplement. The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices, and on terms to be set forth in one or more Prospectus Supplements. The Securities are to be sold pursuant to a purchase, underwriting, subscription, placement agency, or similar agreement, which will be in substantially the forms previously filed or to be filed under a Current Report on Form 8-K.

Of the up to $70,000,000 of the Company’s Securities being registered, up to $25,000,000 of such securities (the “ATM Shares”) have been designated as shares of the Common Stock to be sold in accordance with the terms of Sales Agreement, dated as of October 6, 2023 (“Sales Agreement”), with Roth Capital Partners, LLC (the “Sales Agent”) in accordance with the terms of the Sales Agreement.

Assumptions

In rendering the opinion expressed below, we have assumed, with your permission and without independent verification or investigation:

1. That all signatures on documents we have examined in connection herewith are genuine and that all items submitted to us as original are authentic and all items submitted to us as copies conform with originals;

2. Except for the documents stated herein, there are no documents or agreements between the Company and/or any third parties which would expand or otherwise modify the respective rights and obligations of the parties as set forth in the documents referred to herein or which would have an effect on the opinion;

3. That as to all factual matters, each of the representations and warranties contained in the documents referred to herein is true, accurate and complete in all material respects, and the opinion expressed herein is given in reliance thereon.

We have examined the following documents in connection with this matter:

1.	The Company’s Articles of Incorporation, as amended;

2.	The Company’s Bylaws, as amended;

3.	The Sales Agreement;

4.	The Registration Statement;

5.	The Preliminary ATM Shares Prospectus Supplement; and

6.	Unanimous Consents of the Company’s Board of Directors.

We have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as we have deemed reasonable, necessary or prudent under the circumstances. Also, in rendering this opinion, we have reviewed various statutes and judicial precedent as we have deemed relevant or necessary.

Conclusions

Based upon our examination mentioned above, and relying on the statements of fact contained in the documents that we have examined, we are of the following opinions:

1.	Clean Energy Technologies, Inc. is a corporation duly organized and validly existing under the laws of the State of Nevada.

2.	The Resale Shares are validly issued, fully paid and non-assessable.

3.	The Common Stock to be sold by the Company, including any Common Stock duly issued upon the exercise of any warrants, including any Warrants offered and issued under the Registration Statement, upon issuance and delivery of certificates (or book-entry notation) against payment therefor as set forth in the Registration Statement, Prospectus, and a Prospectus Supplement will be validly issued, fully paid, and non-assessable.

4.	The Warrants, upon issuance and delivery of certificates (or book-entry notation) against payment therefor as set forth in the Registration Statement, Prospectus, and a Prospectus Supplement, will constitute valid and legally binding obligations of the Company.

5.	The Units, upon issuance and delivery of certificates (or book-entry notation) against payment therefor as set forth in the Registration Statement, Prospectus, and a Prospectus Supplement, will constitute valid and legally binding obligations of the Company.

6.	The ATM Shares have been duly authorized, and when issued in accordance with the terms of the Sales Agreement and as provided in the Registration Statement and the ATM Shares Prospectus Supplement, the ATM Shares will be validly issued, fully paid, and nonassessable.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We expressly disclaim any obligation to update our opinions herein, regardless of whether changes in the facts or laws upon which this opinion are based come to our attention after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to our firm in the Prospectus in the Registration Statement, and each Prospectus Supplement, under the caption “Legal Matters.” In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, including Item 509 of Regulation S-K.

Very truly yours,

/s/ Brunson Chandler & Jones, PLLC

BRUNSON CHANDLER & JONES, PLLC